NORTHWESTERN NATIONAL LIFE INSURANCE COMPANY

                                BOARD RESOLUTIONS


     WHEREAS, Effective August 1, 1996 the name of Northwestern National Life Insurance Company (the "Corporation") will be changed to ReliaStar Life Insurance Company;

     WHEREAS, The Corporation has determined that it is in its best interest to change the names of its separate accounts in accordance with the Corporation's new name;

     NOW, THEREFORE, BE IT RESOLVED, That the names of the Corporation's separate accounts be changed as follows, effective August 1, 1996:

NAME PRIOR TO AUGUST 1, 1996                NAME EFFECTIVE AUGUST 1, 1996
----------------------------                -----------------------------

MFS/NWNL Variable Account           MFS/ReliaStar Variable Account

NWNL Select Variable Account        ReliaStar Select Variable Account

Northstar/NWNL Variable Account     Northstar Variable Account

NWNL Variable Annuity Account B     ReliaStar Variable Annuity Account B

     FURTHER RESOLVED, That the officers of the Corporation are hereby authorized to execute or cause to be executed all such documents, and to take all such other actions as such officers may deem necessary, to give effect to the foregoing resolution.